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                                                                   Exhibit 99(1)

          Harrah's Entertainment Board Approves Harrah's Participation
                       In JCC Holding Reorganization Plan

         LAS VEGAS, Jan 15, 2001 - Harrah's Entertainment, Inc. (NYSE:HET), said today that its board of directors has approved the company's participation in the proposed bankruptcy reorganization plan filed by JCC Holding Co., owner of the Harrah's New Orleans Casino. Harrah's Entertainment owns 43 percent of JCC Holding.

         JCC Holding announced Friday that other principal creditors and bank lenders have agreed to the proposed plan. JCC also said Louisiana Gov. Mike Foster's administration has agreed to a plan proposal to reduce the minimum annual payment to the state and the guaranty required for those payments.

         JCC Holding said New Orleans Mayor Marc Morial and the City Council have committed to a $5 million reduction in certain payments the casino makes to the city.

         If JCC Holding's proposed plan is completed, it could put the New Orleans casino on a stable financial footing. However, the Louisiana Legislature must approve, among other things, a reduction in the minimum payment for the reorganization to proceed, and others must also approve all facets of the proposed plan.

         JCC Holding's monthly revenues, which have averaged approximately $19.7 million since opening in October 1999, have been inadequate to support its current capital structure, minimum payments to the State of Louisiana and costs associated with the ground lease from the City of New Orleans. Based on its projections, JCC said, its plan should enable the restructured company to meet its future financial obligations.

         Under the proposed plan:
o        About $500 million of debt would be eliminated;
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o        Current equity would be eliminated;

o Current JCC Holding bondholders and bank lenders would own 51 percent of the restructured company;

o Harrah's Entertainment would own 49 percent, in exchange for debt it would give up;

o Harrah's would appoint three members of a new seven-member board of directors;

o Harrah's would hold about $50 million of the restructured company's $125 million of total debt;

o The reorganized JCC would obtain a new $35 million revolving-credit facility, which may be provided or guaranteed by Harrah's;

o        The management fee JCC would pay Harrah's Entertainment would change.
         The current fee, which is a base fee of 3 percent of net revenue, would change to an entirely incentive-based fee that would be 30 percent of earnings before interest, income taxes, depreciation, amortization and management fees;

o Food and hotel restrictions on Harrah's New Orleans would be relaxed, allowing JCC greater flexibility in offering food and hotel services;

o The minimum payments JCC must make to the State of Louisiana would change to $50 million in the first year and $60 million thereafter. The current minimum payment is $100 million annually;

o Harrah's Entertainment would guarantee JCC's minimum annual payment obligations to the State of Louisiana for four years. The minimum-payment guarantee provides for Harrah's Entertainment to guarantee Louisiana up
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         to $50 million in the first year, and $60 million each in the subsequent three years;

o Costs associated with the City lease would be reduced by $5 million annually.

         More information about Harrah's Entertainment, the leading consumer-marketing company in the gaming industry, can be obtained at www.harrahs.com.

         Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 21 casinos in the United States under the Harrah's, Showboat, and Rio brand names. With a combined database of more than 19 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

         This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, and effects of competition.

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